UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

NitroMed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50439	22-3159793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hayden Avenue, Suite 3000 Lexington, Massachusetts		02421
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 266-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Assignment of Lease

On May 29, 2008, NitroMed, Inc. (“NitroMed”) entered into an Assignment of Lease and Assumption Agreement (the “Assignment Agreement”) with Cubist Pharmaceuticals, Inc. (“Cubist”).  Pursuant to the terms of the Assignment Agreement, NitroMed assigned to Cubist that certain lease, dated as of February 23, 2007 (the “Lease”), by and between NitroMed and The Realty Associates Fund VI, L.P. (“Landlord”), related to NitroMed’s lease of approximately 19,815 square feet of office space at 45 Hayden Avenue in Lexington, Massachusetts (the “Premises”), together with (a) all of NitroMed’s right, title and interest in, to and under the Lease and the Premises, (b) any and all rights to extend or renew the Lease and (c) any and all other rights and options granted to NitroMed as the tenant under the Lease (collectively, the “Assignment”).

Pursuant to the terms of the Assignment Agreement, NitroMed agrees to deliver possession of the Premises to Cubist on or before June 1, 2008.  The Assignment Agreement provides that NitroMed shall have the right to occupy approximately 4,000 square feet of the Premises in accordance with the terms of a sublease, which is described in greater detail below.

The terms of the Assignment Agreement provide that NitroMed shall remain liable for and will hold Cubist harmless and indemnify Cubist against any and all claims and/or liabilities arising from or in connection with the Lease prior to the effective date of the Assignment.  In addition, Cubist shall be liable for and will hold NitroMed harmless and indemnify NitroMed against any and all claims and/or liabilities arising from or in connection with the Lease from and after the effective date of the Assignment.

The foregoing summary of the Assignment Agreement is not complete and is qualified in its entirety by reference to the Assignment Agreement, a copy of which is attached hereto as Exhibit 10.1 of this Current Report on Form 8-K and is incorporated herein by reference.

Sublease

On May 29, 2008, NitroMed entered into a Sublease (the “Sublease”) with Cubist, pursuant to which NitroMed agreed to sublease approximately 4,000 square feet of the Premises.  The term of the Sublease (the “Term”) is for three months beginning on June 1, 2008.  Upon the expiration of the Term, NitroMed has the right to extend the Sublease, without notice, on a month-to-month basis (each such monthly term, an “Extended Term”).  During any Extended Term, either Cubist or NitroMed may terminate the Sublease upon at least 30 days written notice to the other party.

Pursuant to the terms of the Sublease, NitroMed shall pay rent to Cubist in the amount of approximately $9,200 per month in advance.  Pursuant to the terms of the Sublease, NitroMed does not pay utilities or other standard pass-though expenses.

The foregoing summary of the Sublease is not complete and is qualified in its entirety by reference to the Sublease, a copy of which is attached hereto as Exhibit 10.2 of this Current Report on Form 8-K and is incorporated herein by reference.

The text of Item 1.02 of this Current Report on Form 8-K, “Termination of a Material Definitive Agreement,” is incorporated by reference in its entirety into this Item 1.01.

Item 1.02   Termination of a Material Definitive Agreement.

The text of Item 1.01 of this Current Report on Form 8-K, “Entry into a Material Definitive Agreement,” is incorporated by reference in its entirety into this Item 1.02.

On May 29, 2008, NitroMed, Cubist and Landlord entered into a Consent to Assignment of Lease (the “Consent”), pursuant to which Landlord consented to the Assignment and the agreement of Cubist to assume NitroMed’s obligations under the Lease.  As a result of the Consent, from and after June 1, 2008, Cubist shall be deemed the tenant for all purposes of the Lease and Landlord has forever released and discharged NitroMed from any and all obligations under the Lease, provided that NitroMed has satisfied all obligations required to be satisfied under the Assignment Agreement on or prior to the effective date of the Assignment.  The terms of the Consent also provide that Cubist shall deliver to Landlord a security deposit in the approximate amount of $190,000 in immediately available funds.  The Consent further provides that within two business days of Landlord’s receipt of such security deposit, Landlord shall return to NitroMed the irrevocable standby letter of credit in the approximate amount of $190,000 held by the Landlord under the Lease as a security deposit.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Assignment of Lease and Assumption Agreement, dated May 29, 2008, by and between NitroMed, Inc. and Cubist Pharmaceuticals, Inc.
10.2	Sublease, dated May 29, 2008, by and between NitroMed, Inc. and Cubist Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NITROMED, INC.

Date: June 3, 2008	By:	/s/ Kenneth M. Bate

Kenneth M. Bate President, Chief Executive Officer and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Assignment of Lease and Assumption Agreement, dated May 29, 2008, by and between NitroMed, Inc. and Cubist Pharmaceuticals, Inc.

10.2	Sublease, dated May 29, 2008, by and between NitroMed, Inc. and Cubist Pharmaceuticals, Inc.